Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 of our reports dated September 12, 2008, with respect to the consolidated financial statements and schedule of Harris Stratex Networks, Inc. and the effectiveness of internal control over financial reporting of Harris Stratex Networks, Inc., included in this Annual Report (Form 10-K) for the year ended June 27, 2008.

/s/ Ernst & Young LLP
Raleigh, North Carolina
September 22, 2008